                                                                EXHIBIT 99.1


For Immediate Release

        WESCO FINANCIAL CORPORATION SUBSIDIARY SUCCESSFULLY COMPLETES CASH TENDER OFFER FOR SHARES OF CORT BUSINESS SERVICES CORPORATION

     PASADENA, Calif. and FAIRFAX, Va., February 18, 2000 - Wesco Financial Corporation (AMEX: WSC) and CORT Business Services Corporation (NYSE: CBZ) announced today successful completion of the cash tender offer by a subsidiary of Wesco for all outstanding shares of common stock of CORT. The tender offer expired, as scheduled, at 12:00 midnight, Eastern standard time, on Thursday, February 17, 2000. Wesco, through its wholly owned subsidiary making the offer, has accepted for purchase all shares validly tendered and not withdrawn prior to the expiration of the offer. Based on information provided by American Stock Transfer & Trust Company, as paying agent, approximately 12.9 million shares of CORT have been acquired by Wesco's subsidiary out of the approximately 13.2 million shares currently outstanding, or approximately 98% of all outstanding shares.

     Payment for shares properly tendered and accepted will be made as promptly as practicable and, in the case of shares tendered by guaranteed delivery procedures, promptly after timely delivery of shares and required documentation.

     As previously announced, Wesco will acquire the remaining CORT shares in a merger in which each share of CORT common stock will be converted into the right to receive $28.00 in cash and following which CORT will become an indirect, wholly owned subsidiary of Wesco. Wesco and CORT expect to consummate the merger as soon as practicable.

     CORT, through its wholly owned subsidiary, CORT Furniture Rental Corporation, is the leading provider of rental furniture, accessories, and related services in the "rent-to-rent" segment of the furniture industry.

     Wesco is a holding company engaged principally, through its subsidiaries, in the property and casualty insurance and the steel service center businesses. It is a publicly traded, 80.1% subsidiary of Berkshire Hathaway Inc. (NYSE:
BRK.A and BRK.B), which is a holding company whose subsidiaries engage in a number of diverse businesses.

FOR FURTHER INFORMATION CONTACT:

Wesco Financial Corporation

     Marc D. Hamburg - (402) 346-1400

CORT Business Services Corporation

     Mark Semer - (212) 521-4800

or Georgeson Shareholder Communications Inc., Information Agent in the tender offer, at (212) 440-9800 (call collect) or 1-800-223-2064 (toll free).